Exhibit 10.10

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of February 2, 2018, by and among PURPLE INNOVATION, LLC, a Delaware limited liability company (“Borrower”), COLISEUM CAPITAL PARTNERS, L.P. (“CCP”), BLACKWELL PARTNERS LLC-SERIES A (“Blackwell”) and COLISEUM CO-INVEST DEBT FUND, L.P. (and together with CCP and Blackwell, “Lenders”).

RECITALS

Borrower has requested that Lenders extend credit to Borrower as described below, and Lenders have agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders and Borrower hereby agree as follows:

Article I
CREDIT TERMS

Section 1.1.         LOAN.

(a)           Loan. Subject to the terms and conditions of this Agreement, Lenders hereby agree to make, ratably according to their respective loan percentages set forth on Schedule 1.1 hereto (on a several and not joint basis), a loan to Borrower on the Closing Date (as defined below), in an aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Loan”), the proceeds of which shall be used to finance Borrower’s working capital requirements and general corporate purposes.

(b)         Repayment; Mandatory Prepayments.

(i)	Following the first anniversary of the date hereof, Borrower may partially or wholly repay its outstanding borrowings hereunder subject to concurrent payment of any applicable Prepayment Premium, calculated on the amount prepaid. For purposes of the foregoing, “Prepayment Premium” shall mean (a) 6.00% on any date during the second year following the date hereof, (b) 4.00% on any date during the third year following the date hereof, (c) 2.00% on any date during the fourth year following the date hereof and (d) thereafter, 0%. The remaining outstanding principal amount of the Loan shall be repaid in full on the fifth anniversary of the date hereof (the “Maturity Date”). Notwithstanding anything to the contrary, in the event that Borrower desires to prepay the Loan on or prior to the first anniversary of the date hereof, such prepayment shall be permitted subject to the concurrent payment of the applicable Make-Whole Amount (as defined below).

“Make-Whole Amount” means, with respect to any prepayment of the Loan pursuant to the terms of this Agreement at any time during the first year following the date hereof, an amount equal to the sum of (a) the present value (discounted at a rate per annum equal to the rate on five-year U.S. treasury bills at the time of prepayment as reasonably selected by Lenders plus 50 basis points) of the interest that would have accrued through the first anniversary of the date hereof as though the full amount of the Loans had been funded on the Closing Date and had remained outstanding during such one-year period plus (b) a prepayment premium equal to 6% of the amount prepaid.

(ii)	In addition, subject to customary obligations to repay other debt permitted hereunder, within five (5) business days following receipt of Net Proceeds (as defined below), Borrower shall make an offer to Lenders to prepay the outstanding principal amount of the Loan by such amount. Lenders shall thereafter accept or reject such offer within three (3) business days, and such payment shall, if accepted, be made within one (1) business day following such acceptance.

For purposes of the foregoing, “Net Proceeds” means, without duplication: (v) (A) in the case of any sale, lease, transfer or otherwise disposition or conveyance of any asset of Borrower not permitted by Section 5.4, 100% of the net cash proceeds received by or on behalf of Borrower from such sale, lease, transfer or other disposition or conveyance and (B) 100% of any cash payments received by or on behalf of, or paid to or for the account of, Borrower (other than in the ordinary course of business), in connection with insurance payments, in the case of each of the foregoing clauses (A) and (B), that have not been reinvested by Borrower within twelve (12) months to purchase assets used or useful in the business of Borrower; provided that the amounts set forth in this clause (v) shall not constitute “Net Proceeds” until the aggregate amount of such net cash proceeds, for all sales, leases, transfers or other dispositions or conveyances and all insurance payments (taken as a whole) have exceed $500,000.00, (w) 100% of the net cash proceeds received by or on behalf of Borrower in connection with any incurrence of indebtedness that is not permitted to be incurred pursuant to the terms of this Agreement, (x) 100% of any cash payments received by or on behalf of, or paid to or for the account of, Borrower (other than in the ordinary course of business), in connection with condemnation events, judgments, litigation settlements and indemnity payments, (y) 100% of the net cash proceeds received by or on behalf of Borrower as a result of Borrower’s issuance or sale of its stock and (z) 100% of any indemnification payments made to Borrower pursuant to the terms of the Merger Agreement.

(c)         Change of Control Premium. In the event that all, or any portion, of the Loans is repaid (whether voluntarily, mandatorily, as a result of acceleration, or otherwise) (i) upon the occurrence of a Change of Control during the first year after the date hereof, Borrower shall pay a fee to Lenders, ratably in accordance with their respective commitment percentages set forth on Schedule 1.1 hereto, equal to the amount of interest that would have accrued through the first anniversary of the date hereof as though the full amount of the Loans had been funded on the Closing Date and had remained outstanding during such one-year period or (ii) upon the occurrence of a Change of Control at any time after the first anniversary of the Closing Date, such repayment (whether voluntary, mandatory, as a result of acceleration, or otherwise) shall be subject to the applicable Prepayment Premium set forth in 1.1(b)(i) above.

Section 1.2.         INTEREST.

(a)         Interest. The outstanding principal balance of the Loans shall bear interest at the rate of interest of 12.0% per annum (computed on the basis of a 360-day year, actual days elapsed). At the election of Borrower prior to the Maturity Date (it being understood that, if Borrower does not pay such interest in cash on the applicable Interest Payment Date (as defined below), Borrower shall be deemed to have made such election for such Interest Payment Date), interest in excess of 5.0% per annum may, in lieu of being paid in cash, be capitalized and added to the principal amount of the Loan (ratably owing to Lenders based on their respective loan percentages as set forth on Schedule 1.1 hereto). Interest shall accrue and be payable on the last business day of each March, June, September and December, commencing on June 29, 2018, (each, an “Interest Payment Date”) and on the Maturity Date.

(b)         Default Interest. From and after the Maturity Date, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then, the outstanding principal amount of the Loan shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4.0%) above the rate of interest from time to time otherwise applicable to the Loan, which increase shall take effect automatically and without further action (of the Lenders or otherwise).

Article II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lenders, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full.

Section 2.1.         LEGAL STATUS. Borrower is: (a) a limited liability company, duly organized and existing and in good standing under the laws of Delaware, (b) is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower; and (c) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which Borrower is located or operates (collectively, “Sanctions”). As used herein, “Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, properties, financial prospects, liabilities (actual or contingent) or financial condition of Borrower, (b) a material impairment of the ability of Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of Lenders under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party.

Section 2.2.         AUTHORIZATION AND VALIDITY. This Agreement and each guaranty, contract, instrument and other document required hereby or at any time hereafter delivered to Lenders in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity.

Section 2.3.         NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower.

Section 2.4.         LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a Material Adverse Effect on the financial condition or operation of Borrower, except as described on Schedule 2.4 hereto.

Section 2.5.         CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2016, and all interim financial statements of Borrower delivered to Lenders (or set forth in public filings) since said date, true copies of which have been delivered by Borrower to Lenders (or set forth in public filings) prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that, as of the date thereof, are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except (i) such liens granted to Wells (as defined below) to secure certain obligations of Borrower existing prior to the Closing Date pursuant to the Prior Bank Loan (as defined below), which obligations shall have been irrevocably paid in full prior to the Closing Date in accordance with Section 3.1(d) and (ii) Permitted Liens (as defined below).

Section 2.6.         INCOME AND SALES TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments (in an amount in excess of $10,000) of its income or sales tax payable with respect to any year, except for (i) income or sales tax being contested or disputed in accordance with Section 4.7 or (ii) such pending assessments or adjustments described on Schedule 2.6 hereto with respect to which the potential exposure does not exceed $8,500,000 in the aggregate.

Section 2.7.         NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Section 2.8.         PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower.

Section 2.9.         ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

Section 2.10.         OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money in an amount in excess of $100,000, any purchase money obligation in an amount in excess of $100,000 or any other material lease, commitment, contract, instrument or obligation. As of the Closing Date, the aggregate amount of accounts payable greater than 60 days past due and owed by Borrower does not exceed $7,000,000.

Section 2.11.         ENVIRONMENTAL MATTERS. Except as specifically disclosed on Schedule 2.11 hereto, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time (collectively, “Environmental Laws”). None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Article III
CONDITIONS

Section 3.1.         CONDITIONS. The obligation of Lenders to extend the credit contemplated by this Agreement shall not become effective until the date on which each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to Lenders (the “Closing Date”):

(a)         Documentation. Lenders shall have received, in form and substance satisfactory to Lenders, each of the following, duly executed:

(i)	This Agreement.

(ii)	Parent Guaranty in the form of Exhibit A hereto (the “Parent Guaranty”).

(iii)	Limited Liability Company Certificate: Borrowing.

(iv)	Such other documents as Lenders may require under any other Section of this Agreement.

(b)         Financial Condition. There shall have been no material adverse change in the financial condition or business of Borrower hereunder, if any, nor any material decline in the market value of a substantial or material portion of the assets of Borrower, if any.

(c)         Payment of Fees. Lenders shall have received payment in full of any fee required by any of the Loan Documents to be paid concurrently with the making of such credit extension.

(d)         Repayment of Existing Debt. All of the indebtedness and obligations under that certain Credit Agreement dated as of October 9, 2017 (the “Prior Bank Loan”), between Borrower and Wells Fargo, National Association (“Wells”) shall have been repaid and all commitments in respect thereof shall have been terminated and the Lenders shall have received reasonably satisfactory evidence of the discharge (or the irrevocable and unconditional (except for receipt of the stated payoff amount) making of arrangements for discharge) of all guarantees and related liens prior to the initial funding under this Agreement.

(e)         Sponsor Shares and Warrants. Lenders shall have received (whether by assignment or transfer) not less than 2,500,000 warrants that entitle the holder to purchase 1,250,000 shares of common stock of Purple Innovation, Inc., a Delaware corporation (“Parent Guarantor”), which, in each case shall be allocated ratably to Lenders in accordance with their loan percentages on the Closing Date as set forth on Schedule 1.1 hereto.

(f)         Closing Date Merger. The merger of Borrower and a wholly-owned subsidiary of Parent Guarantor shall have been completed, or shall concurrently be completed, in accordance with the terms of that certain Merger Agreement dated as of November 2, 2017 and as amended on January 8, 2018, without any further amendment, waiver or modification that could reasonably be expected to be adverse to the interests of Lenders.

(g)         No Default. No Default or Event of Default shall have occurred and be continuing.

(h)         Representations and Warranties. The representations and warranties of Borrower and the Parent Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects.

Article IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as the Loan (or the commitments in respect thereof) remain outstanding, and until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full, Borrower shall, unless Lenders otherwise consent in writing:

Section 4.1.         PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lenders, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 4.2.         ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of any Lenders, at any reasonable time during regular business hours, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. Notwithstanding anything to the contrary, such Lender shall bear the cost and expense of such inspections, audits and examinations; provided that any such examinations, audits and examinations conducted during an Event of Default shall be at the cost and expense of Borrower.

Section 4.3.         FINANCIAL STATEMENTS. Provide to Lenders all of the following, in form and detail reasonably satisfactory to Lenders:

(a)         not later than 90 days (or, if Borrower is required to include such financial statements in an Annual Report on Form 10-K, such later date as may be permitted by the Securities Exchange Act or the rules thereunder) after and as of the end of each fiscal year of Borrower, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Lenders, to include balance sheet, income statement and statement of cash flows and sources, and within 30 days after filing, but in no event later than each August 30, copies of Borrower’s filed federal income tax returns for such year. The audited annual financial statements shall be accompanied by the unqualified opinion (as to scope of opinion and going concern) of such accountant addressed to Lenders;

(b)         not later than 45 days (or, if Borrower is required to include such financial statements in a Quarterly Report on Form 10-Q, such later date as may be permitted by the Securities Exchange Act or the rules thereunder) after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows and sources;

(c)         contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer, a general partner or a member of Borrower, as applicable, substantially to the form of Exhibit B attached hereto and incorporated herein by this reference that (i) said financial statements are complete and correct in all material respects and fairly present the financial condition of Borrower as of the date thereof, and (ii) there exists no Default or Event of Default, except as set forth in such certificate; and

(d)         from time to time such other information regarding Borrower and its properties and operations as Lenders may reasonably request.

To the extent any financial statements required by Section 4.3(a) or Section 4.3(b) are included in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, such financial statements shall be deemed to have been provided to Lenders hereunder in form satisfactory to Lenders and shall be deemed delivered to Lenders when such financial statements are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System.

Section 4.4.         COMPLIANCE. (a) Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower; (b) comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; (c) comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which Borrower is located or doing business, or otherwise is applicable to Borrower, except as could not have a Material Adverse Effect on the financial condition or operation of Borrower; (d) comply in all material respects with all Environmental Laws and (e) comply with (i) all Sanctions, (ii) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (iii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) the U.K. Bribery Act of 2010, as amended, and (v) any other applicable anti-bribery or anti-corruption laws and regulations.

Section 4.5.         INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, directors’ and officers’ liability, flood, and, if required, hurricane, windstorm, seismic property damage and workers’ compensation.

Section 4.6.         FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained (ordinary wear and tear excepted).

Section 4.7.         TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, in an amount exceeding $10,000 except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower maintains adequate reserves with respect thereto, in accordance with generally accepted accounting principles, for eventual payment thereof in the event Borrower is obligated to make such payment.

Section 4.8.         LITIGATION. Promptly give notice in writing to Lenders of any litigation pending or threatened against Borrower with a claim reasonably expected to be in excess of $500,000.00.

Section 4.9.         NOTICE TO LENDERS. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lenders in reasonable detail of: (a) the occurrence of any Default or Event of Default; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction relating to Borrower, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in an amount in excess of $100,000.

Article V
NEGATIVE COVENANTS

Borrower further covenants that so long as the Loan (or the commitments in respect thereof) remain outstanding, and until all indebtedness and other obligations (other than unasserted, contingent indemnification obligations) arising under this Agreement and the other Loan Documents are paid in full, Borrower will not without Lenders’ prior written consent:

Section 5.1.         USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Lenders or any affiliate of a Lender to be in breach of any Sanctions.

Section 5.2.         CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $20,000,000.00.

Section 5.3.         OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities (each to the extent resulting from borrowings, loans or advances of money), whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lenders, (b) any other liabilities of Borrower existing as of, and specifically disclosed on Schedule 5.3 hereto (and together with refinancings or replacements thereof that do not increase the principal amount thereof), (c) Capital Lease Obligations and purchase money indebtedness in an aggregate amount not to exceed $10,000,000.00 at any time outstanding, (d) (i) unsecured obligations under commercial credit cards in the ordinary course of business in an amount not exceeding $5,000,000 outstanding at any time and (ii) other unsecured indebtedness in an amount not exceeding $250,000 outstanding at any time, (e) any indebtedness and obligations (each, an “Asset Based Credit Facility”) to a third party unaffiliated institutional asset based lender (each, an “Asset Based Lender”) in an amount not to exceed $20,000,000 at any time outstanding; provided, that Lenders agree to negotiate in good faith and enter into customary intercreditor arrangements with respect to any such Asset Based Credit Facility entered into pursuant to this Section 5.3(e); provided, further that up to $10,000,000 of the indebtedness permitted to be incurred under this Section 5.3(e) may be in the form of other secured or unsecured indebtedness (the principal amount of any such indebtedness incurred pursuant to this proviso shall, for the avoidance of doubt, reduce dollar-for-dollar the aggregate amount of indebtedness permitted to be incurred under this Section 5.3(e)); and (f) additional indebtedness (each, an “Additional Debt Facility”) so long as after giving effect to the incurrence thereof Borrower is in compliance with the Debt Incurrence Conditions. As used herein, (i) “Capital Lease Obligations” of any person or entity means the obligations of such person or entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person or entity under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”); provided, that in the event that Borrower notifies Lenders that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower and Majority Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to any Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof, (ii) “Debt Incurrence Conditions” means that (x) no Default or Event of Default is continuing or would result from the incurrence of such indebtedness and (y) after giving effect to the incurrence of such indebtedness, Borrower would be in compliance (determined on a pro forma basis after giving effect to such incurrence) with a Total Debt Ratio not to exceed 2.00:1.00 (iii) “Total Debt Ratio” means the ratio of (A) (x) all indebtedness incurred by Borrower (for the avoidance of doubt, including (without limitation) Capital Lease Obligations), plus (x) solely for the purpose of determining compliance with Section 5.7(c) hereof, all cash dividends and distributions to be made pursuant to Section 5.7(c) of this agreement, together with all such cash dividends and distributions made prior to the date of the proposed use of such amount in reliance on Section 5.7(c), to (B) net profit of Borrower before tax plus, to the extent deducted in determining net profit before tax, interest expense (net of capitalized interest expense), depreciation expense, amortization expense, non-cash compensation expense and, to the extent approved by Lenders (such approval not to be unreasonably withheld, conditioned or delayed), transaction expenses incurred in connection with the GPAC Merger (as defined herein), each as determined for the most recently ended period of four consecutive fiscal quarters of the Borrower (this clause (B) “Adjusted Cash Flow”), and (iv) “GPAC Merger” means the merger of PRPL Acquisition, LLC with and into borrower, pursuant to which Global Partner Acquisition Corp. acquires a minority interest in Borrower and the shareholders in Borrower existing on the date of this Agreement maintain a minority interest in Borrower through rolled equity.

Section 5.4.         MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (except for the GPAC Merger); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; other than as permitted by Section 5.6 hereof, acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business and, so long as no Default or Event of Default is continuing or would result therefrom, other sales and dispositions in an amount not exceeding $250,000 in any fiscal year of Borrower.

Section 5.5.         GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except, if applicable, any of the foregoing in favor of an Asset Based Lender pursuant an Asset Based Credit Facility or any holder of any Additional Debt Facility otherwise permitted hereunder.

Section 5.6.         LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and specifically disclosed on Schedule 5.6 hereto (including investments existing on the date hereof in Equapressure LLC, which is an inactive subsidiary of Borrower), (b) travel and other advances to management personnel and employees in the ordinary course of business; (c) other readily marketable Investments in debt securities which are reasonably acceptable to Lenders, (d) [reserved]; (e) Permitted Acquisitions and (f) so long as no Default or Event of Default is continuing or would result therefrom, investments not otherwise permitted hereunder which are made after the date hereof so long as the aggregate amount of all such Investments does not exceed $250,000 at any one time outstanding. As used herein, “Permitted Acquisition” means any transaction or series of related transactions by Borrower for (i) the direct or indirect acquisition of all or substantially all of the property or assets of any U.S. person, or of any assets constituting a line of business, business unit or division of any person located in the U.S., or, with respect to intellectual property assets related to the business, located in the U.S. or any other jurisdiction, (ii) the acquisition (including by merger or consolidation) of the equity interests (other than director qualifying shares) of any person that becomes a subsidiary of Borrower after giving effect to such transaction, or (iii) a merger or consolidation or any other combination with any person (so long as a Loan Party, to the extent such Loan Party is a party to such merger or consolidation, is the surviving entity); provided that each of the following conditions shall be met: (A) no Default or Event of Default shall exist either at the time of the consummation of such acquisition or execution of applicable acquisition documentation, or in each case would result therefrom, (B) such acquisition is consensual, (C) such acquisition shall not result in a decrease to the Adjusted Cash Flow of Borrower prior to giving effect thereto, (D) Borrower shall have delivered to Lenders at least five (5) business days prior to the consummation thereof (1) a due diligence package comprising such material and information that Borrower has obtained during the course of its own diligence process, and (2) notice of such acquisition setting forth in reasonable detail the terms and conditions of such acquisition, (e) Borrower shall be in pro forma compliance with the Debt Incurrence Conditions after giving effect thereto and (F) the target shall be in a similar line of business as Borrower; provided, further, that any acquired subsidiary shall execute a guaranty in substantially the form of the Parent Guaranty (a “Subsidiary Guarantor”; any Subsidiary Guarantors together with the Parent Guarantor and Borrower are collectively referred to herein as “Loan Parties”).

Section 5.7.         DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding; provided however, that Borrower may (a) pay any Tax Distributions (as defined in the Limited Liability Company Agreement of Borrower), (b) pay other cash dividends or distributions to its shareholders, members or partners, as applicable, in any year to cover such shareholders’, members’ or partners’ federal and state income tax liability for the immediately preceding year, to the extent not paid pursuant to Section 5.7(a) hereof, arising as a direct result of Borrower’s reported income for said year, but not to exceed the minimum amount so required, and Borrower shall provide to Lenders, upon request, any documentation required by Lenders to substantiate the appropriateness of amounts paid or to be paid and (c) pay other cash dividends and distributions, so long as (x) no Default or Event of Default is continuing or would result from the payment of such dividends or distributions and (y) after giving effect to the payment of such dividends or distributions, Borrower would be in compliance (determined on a pro forma basis after giving effect to such payment) with a Total Debt Ratio not to exceed 2.00:1.00.

Section 5.8.         PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) any of the foregoing, in or upon assets, in favor of the holder of any Additional Debt Facility or Asset Based Credit Facility permitted under Section 5.3, (b) security interests in assets not constituting intellectual property securing indebtedness permitted under Section 5.3(c) herein (provided that (i) such security shall be created substantially simultaneously with the acquisition of the related property, (ii) such security interests do not at any time encumber any property other than the property financed and the proceeds thereof, (iii) the amount of indebtedness secured thereby is not increased, except in connection with a refinancing or replacement thereof that does not exceed the amount specified in Section 5.3(c) and (iv) the principal amount of indebtedness secured by any such security interest shall at no time exceed one hundred percent (100%) of the original price for the purchase of such property(including customary fees, costs and expenses) at the time of purchase), (c) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of Borrower, (d) liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with , the provisions of Section 4.7, (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 4.7, (f) liens upon assets not constituting intellectual property incurred, or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds, (g) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower to provide collateral to the depository institution, (h) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of Borrower, (i) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another person or entity, in the ordinary course of such person or entity’s business), (j) non-exclusive licenses of intellectual property rights granted to third parties in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Borrower, (k) liens with respect to security deposits given by Borrower to secure real estate leases not exceeding $1,000,000.00 in the aggregate outstanding at any time, (l) deposits with Rocky Mountain Power in an amount up to $150,000 in connection with the change of the name of Borrower’s account with Rocky Mountain Power from Edizone to Borrower and (m) exclusive licenses of intellectual property by or to EdiZONE, LLC existing on the date of this Agreement and described on Schedule 5.8(m) hereto.

Section 5.9.         RESTRICTIONS ON ENCUMBRANCE OF INTELLECTUAL PROPERTY. Without in any way limiting the generality of Section 5.8 hereof, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s intellectual property, including, without limitation, patents, trademarks, copyrights, service marks and trade secrets, whether now owned or hereafter acquired, except (a) non-exclusive licenses of intellectual property rights granted to third parties in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Borrower and (b) exclusive licenses permitted by Section 5.8(m) hereof.

Section 5.10.         TRANSACTIONS WITH AFFILIATES. Directly or indirectly: (i) pay any funds to or for the account of any Affiliate, (ii) make any Investment in any Affiliate (whether by acquisition of equity interests or Debt, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt or otherwise), (iii) dispose of any property, tangible or intangible, to or from any Affiliate or (iv) participate in, or effect, any transaction with any Affiliate (transactions of the nature described in clauses (i) through (iv), “Affiliate Transactions”), except for (a) Affiliate Transactions entered into on an arm’s-length (or better) basis and provided that all of the material terms thereof could have been obtained from a third party that was not an Affiliate, (b) the GPAC Merger, (c) transactions described in Section 5.8(m) or (d) the commercial real estate lease existing on the date hereof (without any modification thereto) between the Borrower and TNT Holdings LLC. As used herein, “Affiliate” means, with respect to a specified person at any time, another person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the person specified, and “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

Article VI
EVENTS OF DEFAULT

Section 6.1.         The occurrence of any of the following shall constitute an “Event of Default” under this Agreement and any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default shall constitute a “Default” under this Agreement:

(a)         Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and, except as to principal, such failure shall continue unremedied for three (3) business days.

(b)         Any financial statement or certificate furnished to Lenders in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)         Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)         Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Lenders, and such default shall continue beyond any grace period applicable thereto.

(e)         Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)         The filing of a notice of judgment lien in excess of $100,000 against Borrower and same shall not be vacated or stayed within 30 days after the attachment thereof; or the recording of any abstract or transcript of judgment in excess of $100,000 against Borrower in any county or recording district in which Borrower has an interest in real property and such judgment and same shall not be vacated or stayed within 30 days after the attachment thereof; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower having a value exceeding $100,000 and same shall not be vacated or stayed within 30 days after the attachment thereof; or the entry of a judgment against Borrower in excess of $100,000 and same shall remain unsatisfied or undismissed for 30 days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and same shall not be stayed or dismissed within 60 days.

(g)         The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower (it being understood that the GPAC Merger does not effect a dissolution or liquidation of Borrower).

(h)         The occurrence of a Change of Control. “Change of Control” shall mean the withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest); provided, however, that in no event shall a “Change of Control” of Borrower occur in connection with either (i) the exchange by InnoHold, LLC (or any successor thereto) of Class B Common Stock of Parent Guarantor and Class B Units of Borrower for Class A Common Stock of Parent Guarantor or (ii) a transfer by InnoHold, LLC of its interests in Borrower to an estate planning entity controlled by a member of InnoHold, LLC.

Section 6.2.         REMEDIES. Upon the occurrence and during the continuation of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at the Majority Lenders’ option and without notice become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lenders to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Lenders shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to exercise any or all of the rights of a beneficiary (provided, such exercise shall be by Majority Lenders on behalf of all other applicable Lenders) pursuant to applicable law. All rights, powers and remedies of Lenders may be exercised at any time by the Majority Lenders and from time to time during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Article VII
MISCELLANEOUS

Section 7.1.         NO WAIVER. No delay, failure or discontinuance of any Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by such Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 7.2.         NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	PURPLE INNOVATION, LLC

123 East 200 North

Alpine, Utah 84004

Attn: Manager

LENDERS:	COLISEUM CAPITAL PARTNERS, L.P.

105 Royaton Avenue

Royaton, CT 06853

Attn: Adam Gray

Email: agray@coliseumpartners.com

BLACKWELL PARTNERS LLC – SERIES A

c/o Coliseum Capital Management, LLC

105 Royaton Avenue

Royaton, CT 06853

Attn: Adam Gray

Email: agray@coliseumpartners.com

COLISEUM CO-INVEST DEBT FUND, L.P.

c/o Coliseum Capital Management, LLC

105 Royaton Avenue

Royaton, CT 06853

Attn: Adam Gray

Email: agray@coliseumpartners.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or e-mail, upon receipt.

Section 7.3.         COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lenders immediately upon demand (a) the full amount of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees, expended or incurred by Lenders in connection with the negotiation and preparation of (i) this Agreement and the other Loan Documents (in an aggregate principal amount under this clause (a)(i) not to exceed $350,000), (ii) Lenders’ continued administration hereof and thereof, and (iii) the preparation of any amendments and waivers hereto and thereto, (b) the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, attorneys’ fees, expended or incurred by Lenders in connection with the enforcement of Lenders’ rights and/or the collection of any amounts which become due to Lenders (or any of them) under any of the Loan Documents, whether or not suit is brought, and (c) the full amount of all out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, attorneys’ fees), expended or incurred by Lenders (or any of them) in connection with the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by any Lender or any other person) relating to Borrower or any other person or entity and related to any of the Loan Documents. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

Section 7.4.         SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lenders’ prior written consent. Each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, such Lender’s rights and benefits under each of the Loan Documents with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required if (a) an Event of Default is continuing or (b) such assignment or participation is to an affiliate of a Lender). In connection therewith, the applicable Lender may disclose all documents and information which such Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, provided that prior to disclosing such documents and information, the Lender shall first obtain the agreement of such prospective assignee, participant or other transferee to comply with the provisions of Section 7.12. Upon any such assignment, the applicable Lender shall deliver an updated Schedule 1.1 to Borrower reflecting such assignment.

Section 7.5.         ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lenders with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto, except that Borrower and Lenders holding not less than a majority in interest of the Loan (the “Majority Lenders”) may agree to amendments or waivers that do not (a) extend the date of any payment or prepayment required hereunder or (b) decrease the principal amount of the Loan, the interest rate hereunder or the amount of any prepayment or repayment premium.

Section 7.6.         NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 7.7.         TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 7.8.         SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 7.9.         COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 7.10.         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT.

Section 7.11.         BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

Section 7.12.         CONFIDENTIALITY OF INFORMATION. Each Lender shall use reasonable efforts to assure that information about Borrower or the Parent Guarantor and their respective operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, that is furnished to such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and the other Loan Documents and any other relationship between such Lender and Borrower or the Parent Guarantor and shall not be divulged to any person or entity other than such Lender, its affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of such Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 7.4 hereof; (d) if such information is generally available to the public other than as a result of disclosure by such Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; and (f) as may otherwise be required or requested by any regulatory authority having jurisdiction over such Lender or by any applicable law, rule, regulation or judicial process, the opinion of such Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Lender shall incur any liability to Borrower by reason of any disclosure permitted by this Section.

[Continues With Signatures On Following Page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

PURPLE INNOVATION, LLC

By:	/s/ Samuel D. Bernards
Samuel D. Bernards
Chief Executive Officer

COLISEUM CAPITAL PARTNERS, L.P.
By:	Coliseum Capital, LLC, its General Partner

By:	/s/ Adam Gray
Name: Adam Gray
Title: Manager

BLACKWELL PARTNERS LLC – Series A
By:	Coliseum Capital Management, LLC, its Attorney-in-Fact

By:	/s/ Adam Gray
Name: Adam Gray
Title: Manager

COLISEUM CO-INVEST DEBT FUND, L.P.
By:	Coliseum Capital, LLC, its General Partner

By:	/s/ Adam Gray
Name: Adam Gray
Title: Manager

Exhibit A

[Form of]

PARENT GUARANTY

For value received, PURPLE INNOVATION, INC. (“Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees the prompt and complete payment in cash when due, whether by acceleration or otherwise, of all obligations and liabilities (the “Guaranteed Obligations”), whether now in existence or hereafter arising, of PURPLE INNOVATION, LLC, a limited liability company organized under the laws of the State of Delaware (“Borrower”) to Lenders (as defined below) under and arising out of or under that certain Credit Agreement, among Borrower, COLISEUM CAPITAL PARTNERS, L.P. (“CCP”), BLACKWELL PARTNERS LLC – SERIES A (“Blackwell”) and COLISEUM CO-INVEST DEBT FUND, L.P. (and together with CCP and Blackwell, and their respective successors and assigns, “Lenders”) dated as of the date hereof according to the terms thereof (as in effect on the date hereof, and as otherwise amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used in this Guaranty but not defined in this Guaranty shall have the meanings ascribed to such terms in the Credit Agreement. This Guaranty is one of payment and not of collection.

Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by any Lender against, and any other notice to, Borrower, Guarantor or others.

Lenders may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (1) agree with Borrower to make any change in the terms of any obligation or liability of Borrower to Lenders, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of Borrower to Lenders, (3) exercise or refrain from exercising any rights against Borrower or others, or (4) compromise or subordinate any obligation or liability of Borrower to Lenders including any security therefor. Any other suretyship defenses (other than irrevocable payment in full) are hereby waived by Guarantor.

This Guaranty shall continue in full force and effect until the Guaranteed Obligations are satisfied, defeased, discharged or otherwise terminated, and automatically, upon such satisfaction, defeasement, discharge or termination, without any action by any person, the obligations and liabilities of Guarantor under this Guaranty shall automatically terminate. It is understood and agreed, however, that notwithstanding any such termination this Guaranty shall continue in full force and effect with respect to the obligations and liabilities set forth above which shall have been incurred prior to such termination.

Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Lenders, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of Guarantor’s rights and obligations hereunder in whatever form Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

Guarantor hereby represents as follows:

(a)	Guarantor is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Guaranty.

(b)	The execution and delivery of this Guaranty have been and remain duly authorized by all necessary action and do not contravene any provision of Guarantor’s certificate of incorporation or by-laws, as amended to date, or any law, regulation, decree, order, judgment, resolution or any contractual restriction binding on Guarantor or its assets that could affect, in a materially adverse manner, the ability of Guarantor to perform any of its obligations hereunder.

(c)	All consents, licenses, clearances, authorizations, and approvals of, and registration and declarations with, any governmental or regulatory authority necessary for the due execution and delivery of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental or regulatory authority is required in connection with the execution or delivery of this Guaranty.

(d)	This Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with all of its terms and conditions (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally). The enforceability of Guarantor’s obligations is also subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

PURPLE INNOVATION INC.

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

I am an officer of PURPLE INNOVATION, LLC (“Borrower”). Under the terms of that certain Credit Agreement dated as of February 2, 2018, by and among Borrower and COLISEUM CAPITAL PARTNERS, L.P., BLACKWELL PARTNERS LLC-SERIES A and COLISEUM CO-INVEST DEBT FUND, L.P. (the “Agreement”), I hereby certify that:

1.         The attached financial statements of Borrower dated as of ______________ (the “Statement Date”) are true and correct in all material respects and have been accurately prepared in accordance with generally accepted accounting principles and used consistently with prior practices.

2.         Unless expressly stated otherwise in a written statement attached to this Certificate, all representations and warranties contained in the Agreement remain true and correct in all material respects, and as of the date hereof there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

PURPLE INNOVATION, LLC

By:	Date:
Title: